NET Power Reports First Quarter 2024 Results
and Provides Business Update
•Continued site work at La Porte demonstration facility in preparation for upcoming equipment validation campaigns with Baker Hughes
•Progressed Front-End Engineering and Design (FEED) work for Project Permian, the Company’s first utility-scale project in West Texas
•Filed interconnection application with Midcontinent Independent System Operator (MISO) for OP1, the Company’s first originated project

Durham, NC – NET Power Inc. (NYSE: NPWR) (“NET Power” or the “Company”) today reported results for the first quarter of 2024.

Danny Rice, Chief Executive Officer of NET Power, commented, “The urgent need for clean, reliable and affordable energy requires game-changing, innovative solutions like NET Power. We believe our technology can play a critical role in decarbonizing baseload power generation without sacrificing affordability.

As I’ve highlighted in the past, we measure our progress towards commercialization through three strategic pillars: developing and proving the technology at the utility scale, building out our project backlog, and standing up our supply chain to prepare for manufacturing mode. The NET Power team continues to diligently work against these pillars.”

Business Update

Baker Hughes equipment validation at La Porte demonstration facility – The Company continues modifications at its La Porte facility to prepare for upcoming equipment validation campaigns with Baker Hughes. The process will follow four phases: (i) oxy-fuel burner configuration selection, (ii) single demonstrator combustor can validation, (iii) single utility-scale combustor can validation, and (iv) full demonstrator turboexpander validation. The demonstrator turboexpander has a reduced-size flow path with the same design philosophy as the utility-scale turboexpander. Phase one is set to begin in the fourth quarter of 2024 and subsequent phases are expected to continue through 2026. These equipment validation test campaigns at La Porte are intended to de-risk the utility-scale turboexpander, which will be deployed to Project Permian and future projects.

Project Permian – At NET Power’s first Texas-based project located near Midland-Odessa, FEED continues with licensed EPC partner Zachry Group. FEED is expected to conclude in the fourth quarter of 2024 and will form the basis for NET Power’s standardized utility-scale plant design. Orders for long-lead components have commenced and are expected to continue throughout 2024.

During the quarter, engineering work began with the Company’s selected Air Separation Unit (ASU) provider for Project Permian, and a site land lease agreement was executed with Occidental Petroleum. These achievements position NET Power to remain on target with the Project Permian development schedule with a first fire between second half of 2027 and first half of 2028.

Origination – In April 2024, NET Power submitted a MISO interconnection application for OP1, the Company’s first originated project. NET Power’s origination strategy is designed to accelerate large-scale, economic deployments of NET Power plants across competitive power markets in North America.

Financial Updates

During the first quarter, cash flow used in operations was approximately $3 million and cash flow used in investing activities was approximately $106 million, which includes approximately $96 million of purchases of available-for-sale securities and $10 million of capital expenditures primarily for La Porte and Project Permian. The Company ended the first quarter of 2024 with approximately $625 million of cash and investments and no debt, as compared to approximately $637 million in cash and investments at the end of the fourth quarter of 2023.

Conference Call

NET Power will host a conference call to discuss first quarter 2024 financial results beginning at 8:30 AM ET on Monday, May 13. To access the live audio webcast of the conference call, please visit NET Power’s investor relations website at ir.netpower.com. To participate by phone, dial 877-407-8014 (domestic) or +1 201-689-8053 (international).

An archived webcast will be available following the call.

About NET Power

NET Power (NYSE: NPWR) is a clean energy technology company developing its proprietary NET Power Cycle, which transforms natural gas into clean, reliable, and affordable power. The Company is on a mission to deploy its utility-scale plants across the world by partnering with power producers, energy producers, technology providers, local communities and other stakeholders. NET Power was founded in 2010 and has offices in Durham, North Carolina (HQ) and Houston, Texas.

Cautionary Note Regarding Forward-Looking Statements and Projections

Certain statements in this release may constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange Act of 1934 and the Private Securities Litigation Reform Act of 1995, each as amended. Forward-looking statements provide current expectations of future events and include any statement that does not directly relate to any historical or current fact. Words such as “anticipates,” “believes,” “expects,” “intends,” “plans,” “projects,” or other similar expressions may identify such forward-looking statements. Forward-looking statements may relate to the development of NET Power’s technology, the anticipated demand for NET Power’s technology and the markets in which NET Power operates, the timing of the deployment of plant deliveries, and NET Power’s business strategies, capital requirements, potential growth opportunities and expectations for future performance (financial or otherwise). Forward-looking statements are based on current expectations, estimates, projections, targets, opinions and/or beliefs of the Company, and such statements involve known and unknown risks, uncertainties and other factors. Actual results may differ materially from those discussed in forward-looking statements as a result of factors, risks and uncertainties over which NET Power has no control. These factors, risks and uncertainties include, but are not limited to, those described under the headings “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2023, its subsequent annual reports on Form 10-K and quarterly reports on Form 10-Q, and in its other filings made with the SEC from time to time, which are available via the SEC’s website at www.sec.gov. Forward-looking statements speak only as of the date they are made. Readers are cautioned not to put undue reliance on forward-looking statements, and NET Power assumes no obligation and does not intend to update or revise these forward-looking statements, whether as a result of new information, future events, or otherwise. NET Power does not give any assurance that it will achieve its expectations.

Investor Relations Contact:
investors@netpower.com

NET Power Media Contact:
Sam Fabens
netpower@voxglobal.com